MANAGEMENT AGREEMENT (this "Agreement") dated as of June 1, 1999, by and between Riviera Black Hawk, Inc., a Colorado corporation (the "Company") and Riviera Gaming Management of Colorado Inc., a Colorado corporation ("Manager").

         The Company is constructing a gaming casino and related facilities in Black Hawk, Colorado and has requested that Manager manage the casino on the terms hereinafter set forth.

         In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

                             ARTICLE I. DEFINITIONS

         The following defined terms are used in this Agreement:

         "Affiliate" shall mean a person that directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with the person in question and any stockholder or partner of any person referred to in the preceding clause owning 10% or more of such entity.

         "Audit Day" is defined in Section 3.7(a).

         "Audited Statements" is defined in Section 3.7(a).

         "Business Days" shall mean all weekdays except those that are official holidays of the State of Colorado or the U.S. Government. Unless specifically stated as "Business Days," a reference to "days" means calendar days.

         "Capital Budget" is defined in Section 3.10.

         "Casino" shall mean the Riviera(R) Black Hawk Casino in Black Hawk, Colorado, including (i) those areas reserved for the operation of slot machines, table games and any other legal forms of gaming permitted under applicable law, and such additional ancillary service areas including reservations and admissions, cage, vault, count room, surveillance room and any other room or area or activities therein regulated or taxed by the Colorado Gaming Authorities by reason of gaming operations and (ii) all necessary ancillary facilities to the Casino, including, but not limited to, vehicular parking area, entertainment facilities, hotel, restaurants, waiting areas, restrooms, administrative offices for, but not limited to, accounting, purchasing, and management information services (including offices for Manager management personnel) and other areas utilized in support of the operations of the Casino.


         "Casino Bankroll" shall mean an amount reasonably determined by Manager as funding required to bankroll the Casino Gaming Activities but in no case less than the amount required by Colorado gaming law or Colorado Gaming Authorities. In no event shall such Casino Bankroll include any amount necessary to cover Operating Expenses or Operating Capital. Casino Bankroll shall include the funds located on the casino tables, in the gaming devices, cages, vault, counting rooms, or in any other location in the Casino where funds may be found and funds in a bank account identified by the Company for any additional amount required by Colorado gaming law or Colorado Gaming Authorities or such other amount as is reasonably determined by Manager and the Company.

         "Casino Gaming Activities" shall mean the Casino cage, table games, slot machines, video machines, and other forms of gaming managed by Manager in the Casino.

         "Casino  Operating  Expenses"  shall  mean  expenses  incurred  in  the management  of the  Casino,  including,  but not limited  to,  gaming  supplies, maintenance of the Casino area, gaming marketing materials, uniforms, complimentaries, Casino employee training, Casino employee compensation and entitlements, and Gaming Taxes.

         "Colorado Gaming Authorities" shall mean the Colorado Gaming Commission, State Gaming Control Board and all other gaming regulatory bodies, including, but not limited to, any municipality, political subdivision, board, commission, agency or other public body now in existence or hereafter created to regulate gaming in the State of Colorado.

         "Company's Advances" is defined in Section 3.12.

         "Covered Services" shall mean the services furnished by Manager or its Affiliates pursuant to Section 3.3.

         "Default" or "Event of Default" is defined in Section 5.1.

         "EBITDA" shall mean revenues derived from the operation of the Casino, less all costs of operating the Casino (including the Quarterly Fee) excluding
(i) any expenses of the Company over which Manager has no control and (ii) the Performance Fee, all before (a) interest on indebtedness, (b) all taxes on income other than Gaming Taxes, (c) depreciation of tangible assets and (d) amortization of goodwill and other intangible assets, all as determined by the independent certified public accountant of the Company in accordance with generally accepted accounting principles applied on a consistent basis, subject, however, to the dispute provisions of Section 3.7(b).

         "Extended Term" is defined in Section 2.3.

         "Extension Option" is defined in Section 2.3.

         "Gaming Taxes" shall mean any tax imposed by the Colorado Gaming Authorities on Gross Gaming Revenues.

         "Governmental Authorities" shall mean the United States, the State of Colorado and any court or political subdivision agency, commission, board or instrumentality or officer thereof, whether federal, state or local, having or exercising jurisdiction over the Company, Manager or the Casino.

         "Gross Gaming Revenues" shall mean all of the revenue from the operation of the Casino (which is taxed by the Colorado Gaming Authorities) from all business conducted upon, related to or from the Casino in accordance with generally accepted accounting principles and shall include, but not be limited to, the net win from gaming activities, which is the difference between gaming wins and losses before deducting Gaming Taxes, and plus or minus, as appropriate, deposits made in respect of progressive slot machines and other similar games.

         "Gross Revenues" shall mean Gross Gaming Revenues, plus all other revenues resulting from the operation of the Casino.

         "Inter-Company Services" shall mean those services furnished by Manager or its Affiliates to the Company on a cost reimbursement basis pursuant to
Section 3.4.

         "Lender" shall mean the party or parties who shall have lent the Company money pursuant to the Project Financing.

         "Management Fee" shall mean the Quarterly Fee and the Performance Fee, if any.

         "Manager Conduct Standard" is defined in Section 3.1.

         "Monthly Financial Statements" is defined in Section 3.8.

         "Net Revenues" shall mean Gross Revenues minus complimentaries.

         "Opening Date" shall mean the date the Casino opens for gaming by the public.

         "Operating Bank Accounts" is defined in Section 3.11.

         "Operating Budget" is defined in Section 3.10.

         "Operating Capital" shall mean such amount in the Operating Bank Accounts as will be reasonably sufficient to assure the timely payment of all current liabilities of the Casino, including the operations of the Casino, during the term of this Agreement, and to permit Manager to perform its management responsibilities and obligations hereunder, with reasonable reserves for unanticipated contingencies and for short term business fluctuations resulting from monthly variations from the Operating Budget.

         "Operating Expenses" shall mean actual expenses incurred in operating the Casino, including the Casino Operating Expenses, employee compensation and entitlements, Operating Supplies, maintenance costs, fuel costs, utilities, taxes and the Quarterly Fee.

         "Operating Supplies" shall mean gaming supplies, paper supplies, cleaning materials, marketing materials, maintenance supplies, uniforms and all other materials used in the operation of the Casino.

         "Performance Fee" is defined in Section 4.1(a).

         "Performance Fee Statement" is defined in Section 3.7(a).

         "Project Financing" shall mean the issuance of $45.0 million of First Mortgage Notes pursuant to the Indenture date as of June 1, 1999, between the Company and IBJ Whitehall Bank & Trust Company

         "Quarterly Fee" is defined in Section 4.1(a).

         "Selected Arbitrator" is defined in Section 8.1.

         "Term" is defined in Section 2.2.

             ARTICLE II: ENGAGEMENT OF MANAGER AND TERM OF AGREEMENT

         Section 2.1 Engagement of Manager. The Company hereby engages and employs Manager to act as its exclusive agent for the supervision and control of the management of the Casino and to provide certain Covered Services and Inter-Company Services to the Company as detailed in Sections 3.3 and 3.4 of this Agreement in connection with the Casino, and Manager hereby accepts such engagement and employment, on the terms and conditions hereinafter set forth.

         Section 2.2 Term. Manager shall manage the Casino from the period (the "Term") commencing on the date hereof and ending 60 days after the tenth full year's audited results of the Company after the Opening Date are available, subject to termination prior to the end of such period as hereinafter specified or extension as hereinafter provided.

         Section 2.3 Options to Extend Term. The Term may be extended at the option (the "Extension Option") of Manager for up to four additional terms of five years each (the "Extended Term")(or a total of up to 20 years of Extended
Term). Manager shall give written notice of its exercise of an Extension Option no later than 180 days prior to the expiration of the Term or a prior five year Extended Term.

                  ARTICLE III: RESPONSIBILITIES OF THE PARTIES.

         Section 3.1 Standards. With respect to the operation of the Casino pursuant to this Agreement, Manager shall manage and maintain the Casino in a manner reasonably consistent with the average of standards and procedures exercised by other casino/hotel operators in the management of other casino/hotels of the same or similar type, class and quality as the Casino and located in Black Hawk, Colorado ("Manager Conduct Standard").

         Section 3.2 No Interference; Board Representation. In order for Manager to meet its responsibilities under Section 3.1 of this Agreement in a professional manner, and to comply with any legal requirements and the terms of this Agreement, the Company hereby agrees that during the Term and Extended Term
(i) Manager shall have uninterrupted control of and responsibility for the operation of the Casino and (ii) the Company will not interfere or be involved with the operation of the Casino and that Manager may operate the Casino free of molestation, eviction or disturbance by the Company or any third party claiming by, through or under the Company. Notwithstanding the foregoing, during normal business hours and upon reasonable notice to Manager, the Company's Board of Directors and/or officers and their agents may visit the Casino and may ask the Manager about various aspects of the Company's business, operations and financial results. Examples of the matters which Manager shall determine from time to time hereunder include, but are not limited to food and beverage menu prices, gaming, commercial purposes (if applicable) and entertainment, entertainment policies and specific entertainment obligations, the labor policies of the Casino and the type and character of publicity and promotion. Manager agrees, however, that it will in good faith use its best efforts to perform its obligations and discharge its responsibilities in the control and operation of the Casino. Nothing contained in this Section 3.2 shall prohibit the Company's management from exercising its fiduciary duties if Manager shall default in its obligations under this Agreement pursuant to Section 6.2 and such default shall continue after any required notice and/or cure period.

         Section 3.3 Covered Services. Manager covenants and agrees to perform, or cause to be performed, the following services in connection with the Casino at no additional charge to the Company:

                  (a) Permits. Manager, on behalf of and with the cooperation of the Company, shall oversee obtaining and maintaining all necessary licenses, findings of suitability, approvals and permits required by any law, rule or regulation of the Colorado Gaming Authorities, as may be required for the operation of the Casino, including, without limitation, gaming, liquor, bar, restaurant, signage and hotel licenses (if applicable). Manager shall comply with the rules, regulations and orders of the Colorado Gaming Authorities and with any conditions set out in any such licenses and permits issued by any such authorities and, with the cooperation of the Company, shall provide any information, report or access to records reasonably required by the Colorado Gaming Authorities.

                  (b) Personnel. Manager shall maintain such level of staffing as shall be required to carry out its duties hereunder.

                  (i) Except as otherwise  expressly  provided in paragraph (iv)
         of this Section 3.3(b), all personnel employed at the Casino shall be employees of the Company. Manager shall hire, terminate, advance, demote, supervise, direct the work of and determine the compensation and other benefits of all personnel working at the Casino, and the Company shall not interfere with or give orders or instructions to personnel employed at the Casino. The parties hereto agree that all wages, bonuses, compensation and benefits (including, without limitation, severance and termination pay) of personnel at the Casino are the exclusive obligation of the Company.

                  (ii)  All  wages,   salaries,   benefits,   compensation   and
         entitlements of the Casino employees, including the General Manager, and any consultants and independent contractors approved by the Company and Manager, shall be paid from the Operating Bank Accounts by Manager. Notwithstanding the foregoing, Manager shall not be liable to any of the Company's personnel for wages, compensation or other employee benefit including without limitation to health care, insurance benefits, worker's compensation, severance or termination pay.

                  (iii) Manager shall be responsible for the training of all personnel and shall cooperate with all personnel in an effort to obtain and maintain all required licenses issued by the Colorado Gaming Authorities, and will hire only persons with valid employee licenses, if under the rules and regulations of the Colorado Gaming Authorities, such employee licenses are a condition of employment.

                  (iv) The employees necessary to discharge Manager's obligations and responsibilities hereunder shall be employees of Manager (or its Affiliates) and shall be hired, paid and discharged by Manager in its sole and absolute discretion. Manager shall in good faith determine the number of employees necessary to discharge Manager's obligations and responsibilities hereunder, the salaries and other compensation arrangements of such employees shall be the responsibility of Manager and Manager shall not have any right of reimbursement from the Company in respect thereof.

         Section 3.4 Inter-Company Services. The parties agree that Affiliates of the Manager will supply services to the Company on a cost reimbursement basis (some of which are part of the budgeted costs for construction, equipment and start-up of the Casino) including, but not limited to, the following:

                  (a) Benefits administration, including 401(K) plan, health plan, workmen's compensation and profit-sharing.

                  (b) Computer systems, including (i) JD Edwards, based on a charge per terminal, (ii) InfoGenesis, (iii) casino system, and (iv) special programs.

                  (c) Computer hardware, including (i) centralized buying, (ii) initial installation, and (iii) phone support to on-site tech.

                  (d)  Administration,   including  (i)  Human  Resources,  (ii)
         payroll, (iii) general ledger, and (iv) accounts payable.

                  (e) Purchase of Goods for (i) 40-for-20 and similar marketing programs and (ii) gift shops.

                  (f) Insurance coverage under umbrella policy.

                  (g)  Services  and  Payments   pursuant  to  the   Tax-Sharing
Agreement of even date herewith.

         It is expressly understood that the Company shall continue to make payment to the Manager for Inter-Company Services despite the occurrence and continuation of any Default or Event of Default under the Project Financing, including a failure to make any payment due thereunder.

         Section 3.5 Sales and Promotions. Manager shall formulate, coordinate and implement promotion, marketing and sales programs, and shall cause the Casino to participate in promotional, marketing and sales campaigns and, as appropriate, activities involving complimentary rooms (if applicable) and food and beverages to bona fide travel agents, tourist officials and airlines representatives, and to all other individuals and entities whatsoever which, in the exercise of good management practice, is deemed to be beneficial to the Casino.

         Credit facilities shall be granted by Manager in its reasonable discretion and in accordance with good management practices and Manager's and its Affiliates standard procedures; provided that except for extending credit for the purchase of goods, services, gaming or entertainment at the Casino and except as otherwise permitted herein, Manager shall not be authorized to make any loans or extensions of credit for or on behalf of the Company without the prior approval of the Company's management.

         Section 3.6 Books and Records. Manager shall maintain, or cause to be maintained, a complete accounting system for and on behalf of the Company in connection with Manager's management of the Casino. The books and records shall be kept in accordance with generally accepted accounting principles consistently applied and in accordance with the uniform system of accounts for casinos. Such books and records shall be kept on the basis of a calendar year. Books and accounts shall be maintained at the Casino or at the principal office of Manager with a duplicate copy thereof at the Casino. The Company shall have the right and privilege of examining and copying said books and records, including all daily reports prepared by Manager for internal use at the Casino, during regular business hours. Manager shall comply with all requirements with respect to internal controls and accounting and shall prepare and provide all required reports under the rules and regulations of the Colorado Gaming Authorities.

         Section 3.7 Audits. Manager shall engage Deloitte & Touche LLP, unless a different auditor is agreed upon by the Company and Manager ("Regular Auditor"), to audit the operations of the Casino, (i) for the purpose of calculating the Performance Fee ("Performance Fee Statements") and (ii) as of and at the end of each year occurring after the Opening Date (the "Audited Statements"). A sufficient number of copies of the Performance Fee Statements and the Audited Statements shall be furnished to the Company and Manager as soon as available, but in no event later than ninety (90) days following the end of each year (such 90th day to be the "Audit Day").
Any cost of such statements shall be deemed an Operating Expense.

         Section 3.8 Monthly and Quarterly Financial Statements. On or before the 20th day of each month, Manager shall prepare an unaudited operating statement for the preceding calendar month detailing the Gross Revenues, Net Revenues, Gaming Taxes and expenses incurred in the Casino's operation (the "Monthly Financial Statements"). The Monthly Financial Statements shall include a statement detailing drop figure accounts on all Gross Gaming Revenues. On or before the 45th day after the end of each quarter, Manager shall prepare an unaudited report for the preceding quarter detailing the capitalized expenditures and marketing expenses incurred in the Casino's operation.

         Section 3.9 Expenses. All costs, expenses, funding or operating deficits and Operating Capital, real property and personal property taxes, insurance premiums and other liabilities incurred due to the gaming and nongaming operations of the Casino shall be the sole and exclusive financial responsibility of the Company.

         Section 3.10  Budgets.

                  (a) Manager shall prepare and submit to the Company at least 60 days before the start of each new year for its approval a capital budget for the expenditure of capital improvements ("Capital Budget"). To the extent practical, a reserve shall be established for this purpose. The parties agree that any "material" expenditure not contemplated by the Capital Budget shall require the consent of both Manager and the Company. For the foregoing purposes, "material" shall mean $20,000 in the case of any such individual item and an aggregate of $250,000 in the case of all such items. Manager shall also prepare and submit to the Company at least 60 days before the start of each new year for its approval an operating budget projecting revenues, expenses and EBITDA for the next year ("Operating Budget"). Manager shall have the responsibility to manage the Casino in accordance with the Operating Budget except for expenses necessitated by circumstances beyond Manager's reasonable control. Any dispute as to the Capital Budget or the Operating Budget shall be resolved solely by arbitration pursuant to Article VIII.

                  (b) At least 30 days prior to the Opening Date Manager will prepare a Capital Budget and an Operating Budget for the remainder of the year after the Opening Date.

         Section 3.11  Operating and Other Bank Accounts.

                  (a) Manager shall establish bank accounts that are necessary for the operation of the Casino, including an account for the Casino Bankroll, at various banking institutions chosen by Manager (such accounts are hereinafter collectively referred to as the "Operating Bank Accounts"). The Operating Bank Accounts shall be named in such a manner as to identify the Casino and particular uses for the account as the Company and Manager may determine. All instructions to and checks drawn on the Operating Bank Accounts shall be signed only by representatives of the Company or Manager who are covered by fidelity insurance and designated the Company or Manager personnel may be the only authorizing signing persons on checks drawn on the Operating Bank Accounts. All checks shall be drawn only in accordance with established normal and customary accounting policies and procedures. The Operating Bank Accounts shall be interest bearing accounts if such accounts are reasonably available and all interest thereon shall be credited to the Operating Bank Accounts. All Gross Revenues (excluding noncash items) shall be deposited in the Operating Bank Accounts, and Manager shall pay out of the Operating Bank Accounts, to the extent of the funds therein, from time to time, all Operating Expenses and other amounts required by Manager to perform its obligations under this Agreement. All funds in the Operating Bank Accounts shall be separate from any other funds of any of Manager's Affiliates and the Company's Affiliates and neither the Company nor Manager may commingle such funds in the Operating Bank Accounts with the funds of any other bank accounts.

                  (b) Manager agrees that it will not use any Operating Bank Accounts as compensating balances related to the extension of credit to Manager or grant any right of set-off or bankers' lien on any such accounts in respect of any amounts owed by Manager to such depositories. Manager shall seek to obtain reasonable rates of interest for the Operating Bank Accounts, with due regard to the financial stability of and services offered by the depositories with which such accounts are kept. The parties to this Agreement agree that all funds held from time to time in the Operating Bank Accounts are solely the property of the Company, and upon the expiration or Termination (as defined below) of this Agreement for any reason, Manager shall cease to withdraw funds from all Operating Bank Accounts and shall take such steps as shall be necessary to (1) remove Manager's designees as signatories to the Operating Bank Accounts and (2) authorize the Company's designees to become the sole signatories to the Operating Bank Accounts. This provision shall survive Termination. It is understood and agreed that Manager may maintain petty cash funds at the Casino and make payments therefrom as the same are customarily made in the casino/hotel business.

                  (c) Any funds which are generated from the Casino and are not required for the operation of the Casino or for reserves as Manager shall reasonably determine are necessary to cover liabilities or obligations of the Casino, will be transferred to such bank account as the Company shall designate. Any dispute as to whether funds should be so transferred will be resolved solely by arbitration pursuant to
         Article VIII.

         Section 3.12  Payment of Expenses.

                  (a) Manager shall pay from the Gross Revenues the following items in the order of priority listed below, on or before their applicable due date: (i) required payments to the Governmental Authorities, including federal, state or local payroll taxes ("Payroll Taxes"), (ii) Operating Expenses, including taxes (other than Payroll Taxes) and the Management Fee, and (iii) emergency expenditures to correct a condition of an emergency nature, including structural repairs, which require immediate repairs to preserve and protect the Casino. In the event that funds are not available for payment of the Operating Expenses in their entirety, all Payroll Taxes or withholding taxes shall be paid first from the available funds.

                  (b) During the Term of this Agreement, within five (5) Business Days after receipt of written notice from Manager, the Company shall fund the Operating Bank Accounts designated by Manager (the "Company's Advances") in such a fashion so as to adequately insure that the Operating Capital set forth in the Operating Budget as revised is sufficient to support the uninterrupted and efficient ongoing operation of the Casino. The written request for any additional Operating Capital shall be submitted by Manager to the Company on a monthly basis based on the interim statements and the Operating Budget, as revised.

         Section 3.13 Cooperation of the Company and Manager. The Company and Manager shall cooperate fully with each other during the Term and the Extended Term to facilitate the performance by Manager of Manager's obligations and responsibilities set forth in this Agreement.

         Section 3.14  Financing Matters.

                  (a) In no event may either party represent that the other party or any Affiliate of such party is or in any way may be liable for the obligations of such party in connection with (i) any financing agreement, or (ii) any public or private offering or sale of securities. If the Company, or any Affiliate of the Company shall, at any time, sell or offer to sell any securities issued by the Company or any Affiliate of the Company through the medium of any prospectus or otherwise and which relates to the Casino or its operation, it shall do so only in compliance with all applicable laws, and shall clearly disclose to all purchasers and offerees that (i) neither Manager nor any of its Affiliates, officers, directors, agents or employees shall in any way be deemed to be an issuer of such securities, and (ii) Manager and its Affiliates, officers, directors, agents and employees have not assumed and shall not have any liability arising out of or related to the sale or offer of such securities, including without limitation, any liability or responsibility for any financial statements, projections or other information contained in any prospectus or similar written or oral communication. Manager shall have the right to approve any description of Manager or its Affiliates, or any description of this Agreement or of the Company's relationship with Manager hereunder, which may be contained in any prospectus or other communications (unless such information is furnished to the Company by Manager in writing), and the Company agrees to furnish copies of all such materials to Manager for such purposes within a reasonable time prior to the delivery thereof to any prospective purchaser or offeree. The Company agrees to indemnify, defend or hold Manager and its Affiliates, officers, directors, agents and employees, free and harmless from any and all liabilities, costs, damages, claims or expenses arising out of or related to the breach of the Company's obligations under this Section 3.14. Manager agrees to reasonably cooperate with the [Companies] in the preparation of such agreements and offerings.

                  (b) Notwithstanding the above restrictions, subject to Manager's right of review set forth in this Section 3.14, the Company may represent that the Casino is managed by Manager and Manager may represent that it manages the Casino and both may describe the terms of this Agreement and the physical characteristics of the Casino in regulatory filings and public or private offerings. Moreover, nothing in this Section shall preclude the disclosure of (i) already public information, or (ii) audited or unaudited financial statements from the Casino required by the terms of this Agreement or (iii) any information or documents required to be disclosed to or filed with the Colorado Gaming Authorities. Both parties shall use their best efforts to consult with the other concerning disclosures as to the Casino. The Company and Manager shall cooperate with each other in providing financial information concerning the Casino and Manager that may be required by any lender or required by any Governmental Authority.

         Section 3.15 Taxes and Insurance. Throughout the Term and the Extended Term, the Company shall furnish Manager with copies of all tax statements and insurance policies and all financing documents (including notes and mortgages) relating to the Company. Manager shall cause all federal and state income and sales tax returns of the Company to be prepared and shall cooperate with taxing authorities in connection with any inquiries or audits that relate to the Company. Manager will also assist the Company in procuring and maintaining liability, property and such other insurance in at least such amounts and covering such risks as is currently maintained with respect to the Company and in such additional amounts and covering such additional risks, if any, as Manager and the Company determine is necessary in connection with the operation of the Company, with responsible and reputable insurance companies or associations. All such insurance policies shall name Manager as an additional insured and all insurers thereon shall be required to issue to Manager a certificate of insurance providing that such insurer shall deliver to Manager reasonable prior notice of termination of any such policy or the coverage provided thereby and, if and to the extent the same shall be available without adversely affecting the Company's coverage and without additional premiums or charges, waiving the rights of such insurer, if any, of subrogation against Manager. Without in any way diminishing the Company's responsibility hereunder, Manager is hereby authorized and directed to pay from the Operating Bank Accounts all taxes and insurance fees including, without limitation, withholding taxes and insurance premiums, and all other items of expense relating to the ownership or operation of the Company.

         Section 3.16 Concessions.Manager shall consummate, if in Manager's reasonable discretion it deems the same to be in the best interest of the Casino, in the name of and for the benefit of the Company, reasonable arms-length arrangements and leases with concessionaires, licensees, tenants and other intended users of any facilities related to the Casino. Copies of all such arrangements shall be furnished to the Company.

         Section 3.17 Material Agreements. Manager, as exclusive agent for the Company, is authorized to make and enter into any agreements (including, without limitation, agreement with Manager's Affiliates, provided such agreements represent the equivalent of reasonable arms, length negotiations) as are, in Manager's opinion, necessary or desirable for the operation, supply and maintenance of the Casino, as required by this Agreement. Manager shall be required to obtain the prior written approval of the Company before entering into any agreement not contemplated by the approved Annual Budget. Manager shall not enter into any agreement involving the incurrence of debt obligations on behalf of the Company, or for Manager's own account, with respect to the operations of the Casino, over any amounts therefor set forth in the approved Annual Budget.

         Section 3.18 Trademarks. The Company acknowledges that its rights to use the trademark and trade name Riviera(R) in reference to the Casino arise solely out of the trademark license agreement between Riviera Holdings Corporation and the Company.

                           ARTICLE IV: MANAGEMENT FEE

         Section 4.1  Fees Payable to Manager.

                  (a) Subject to Section 4.3, Manager shall be paid a fee of 1% of Net Revenues of the Casino, payable quarterly in arrears, promptly following each quarter (or portion thereof) after the Opening Date ("Quarterly Fee").

                  (b) Manager shall be paid within 30 days following the receipt of quarterly financial statements (subject to appropriate adjustment upon receipt of the Audited Statements) a fee ("Performance Fee") equal to the following percentages of EBITDA for the preceding year (subject to annualization on a quarterly basis):

                           Percentage                EBITDA

                               0%           up to $5 million
                              10%           from $5 million to $10 million
                              15%           from $10 million to $15 million
                              20%           more than $15 million

         Section 4.2 Interest on Overdue Amounts; Collection Costs. If for any reason the Management Fee (both the Quarterly Fee or Performance Fee) or any other amount due to Manager under this Agreement is not paid on a timely basis, such amount shall bear interest at the rate of 12% per annum until paid in full. Manager shall also be entitled to reimbursement for the costs of collection, including counsel fees and disbursements, with respect to amounts due to it under this Agreement but which are unpaid.

         Section 4.3 Deferred payment of Management Fee. Manager hereby agrees that, after receipt from the Lender of notice that the Company has failed to pay any amount due to the Lender under the Project Financing ("Payment Default") and for so long as a Payment Default shall continue, Manager will not be entitled to receive payment of either the Quarterly Fee or the Performance Fee but the same will (i) accrue, (ii) bear interest as specified in Section 4.2, and (iii) become payable when the Payment Default shall be cured.

                               ARTICLE V. DEFAULT

         Section 5.1 Definition. The occurrence of any one or more of the events described in the Sections 5.2, 5.3, 5.4 or 5.5 which is not cured within the time permitted, shall constitute a default under this Agreement (hereinafter referred to as a "Default" or an "Event of Default") as to the party failing in the performance or effecting the breaching act.

         Section 5.2 Manager's Defaults. If Manager shall (a) fail to perform or materially comply with any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Manager and such failure shall continue for a period of thirty (30) days after written notice thereof from the Company to Manager specifying in detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Manager fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter, or (b) take or fail to take any action to the extent required of Manager by the Colorado Gaming Authorities unless Manager cures such default or breach prior to the expiration of applicable notice, grace and cure periods, if any, provided, however, that Manager shall only be required to cure any defaults with respect to which Manager has a duty hereunder.

         Section 5.3 The Company's Default. If the Company shall (a) fail to make any monetary payment required under this Agreement, including, but not limited to, the Company's Advances, on or before the due date recited herein and said failure continues for five (5) Business Days after written notice from Manager specifying such failure, or (b) fail to perform or materially comply with any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to the Company (other than monetary payments) and which failure shall continue for a period of thirty (30) days after written notice thereof from Manager to the Company specifying in detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if the Company fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

         Section 5.4 Bankruptcy. If either party (a) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property, (b) makes a general assignment for the benefit of creditors, (c) is adjudicated a bankrupt or insolvent, or (d) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

         Section 5.5 Reorganization/Receiver. If an order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking reorganization of Manager or the Company, as the case may be, or appointing a receiver, trustee or liquidator of Manager or the Company, as the case may be, or of all or a substantial part of any of the assets of Manager or the Company, as the case may be, and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days from the date of entry thereof.

         Section 5.6 Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party's exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

         Section 5.7 Disputes in Arbitration. Notwithstanding the provisions of this Article V, any occurrence which would otherwise constitute an Event of Default hereunder shall not constitute an Event of Default for so long as such dispute is in arbitration pursuant to the arbitration provisions of Article VIII.

                             ARTICLE VI. TERMINATION

         Section 6.1 Termination Events. This Agreement may be terminated by the non-defaulting party upon the occurrence of an Event of Default and the lapsing of the time to cure.

         Section 6.2 Notice of Termination. In the event of the occurrence and continuation for the relevant cure period of an Event of Default, either Manager or the Company, as appropriate, may terminate ("Termination") this Agreement by giving ten (10) days written notice, and the Term or the Extended Term of this Agreement shall expire by limitation at the expiration of said last day specified in the notice as if said date was the date herein originally fixed for the expiration of the Term or the Extended Term hereof.

         Section 6.3 Payments Upon Termination. The Company shall pay to Manager all accrued but unpaid Management Fees and expenses of Manager and any other sum owed Manager pursuant to this Agreement.

         Section 6.4       Post Termination.  Upon a Termination:

                  (a) Manager shall promptly deliver to the Company any books, records, instruments or other documentation relating to the Casino and the Company in Manager's possession or under Manager's control;

                  (b) Manager and its Affiliates shall release and waive all rights, claims, interests and relationships they may have to control, retain, or discharge any matter of management with respect to the Casino, or any other benefit thereunder or in connection therewith, except as specified in Section 6.3 and for the provisions of Article VII which shall survive Termination; and

                  (c) Manager shall peacefully vacate and surrender possession to the Company, and shall fully cooperate in the prompt and efficient transfer of the management of the Casino from Manager to the Company or a person or entity designated by the Company. In connection with the foregoing, Manager shall act in good faith to avoid any breach or disruption of any contract involving the Casino or the lapse of any insurance policy covering or pertaining to the Casino.

         Section 6.5 Transfer of Permits and Gaming Licenses Upon Termination. To the fullest extent permissible under applicable law, upon termination or expiration of this Agreement, Manager shall cooperate in the transfer of any and all permits, licenses or similar authorizations issued by any governmental body (including, without limitation, the Colorado Gaming Authorities) relating to the operation or management of any or all of the Casino to the new manager.

                  ARTICLE VII: EXCULPATION AND INDEMNIFICATION.

         Section 7.1 Exculpation. Manager, its Affiliates and each of their respective officers, partners, directors, employees and agents shall not be liable to the Company or any person who has acquired an interest in the Company for any losses sustained or liabilities incurred, including monetary damages, as a result of any act or omission of Manager, its Affiliates or any of their respective officers, partners, directors, employees or agents, if the conduct of Manager or such other person did not constitute actual fraud, gross negligence or willful or wanton misconduct ("Manager Conduct Standard"). The negative disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Manager, its Affiliates or any of their respective officers, partners, directors, employees or agents acted in a manner contrary to the Manager Conduct Standard. Nothing contained in this Agreement shall exculpate or limit Manager's liability for unlawful misappropriation of the Company's assets.

         Section 7.2       Indemnification.

                  (a) Subject to the provisions of Section 7.2(b) hereof, the Company shall indemnify and hold harmless Manager, its Affiliates and any of their respective officers, partners, directors, employees and agents (each individually, an "Indemnitee"), from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, which relates to, or arises out of, the performance of any duties and services for or on behalf of the Company pursuant to the terms and within the scope of this Agreement, regardless of whether the liability or expense accrued at or relates to, in whole or in part, any time before, on or after the date hereof. The negative disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an Indemnitee acted in a manner contrary to the Manager Conduct Standard.

                  (b) An  Indemnitee  shall not be entitled  to  indemnification under this Section 7.2 with respect to any claim, issue or matter in which it has been finally adjudged in a nonappealable order that such Indemnitee has breached the Manager Conduct Standard unless and only to the extent that the court in which such action was brought, or another court of competent jurisdiction, determines upon application that, despite the adjudication of liability, in view of all of the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnification for such liabilities and expenses as the court may deem proper. In addition, notwithstanding anything to the contrary contained in this Article VII, an Indemnitee shall not be entitled to indemnification under this Section 7.2 against losses sustained or liabilities incurred if such losses or liabilities are finally determined by a court of competent jurisdiction to have been the direct result of the Manager Conduct Standard.

                  (c) In the event that any legal proceedings shall be instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought by an Indemnitee under the provisions of this Section 7.2, the Indemnitee shall promptly cause written notice of the assertion of any such proceeding or claim of which it has actual knowledge to be forwarded to the Company. Upon receipt of such notice, the Company shall have the right, at their option and expense, to be represented by counsel of their choice, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability, damage or deficiency indemnified against hereunder; provided, however, that no settlement shall be made without prior written consent of the Indemnitee which shall not be unreasonably withheld; and provided further, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. The Indemnitee and the Company agrees to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

                  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Company shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Company hereunder, the Indemnitee shall forward to the Company notice of any sums due and owing by it pursuant to this Agreement with respect to such matter and the Company shall be required to pay all of the sums so owing to the Indemnitee in immediately available funds, thirty (30) days after the date of such notice.

                  (d) The indemnification provided by this Section 7.2 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, bylaw or vote of Managing Members of the Company, or as a matter of law or otherwise, both as to action in the Indemnitee's capacity as Manager, an Affiliate thereof or an officer, partner, director, employee or agent of Manager or its Affiliates and as to action in any other capacity, shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of an Indemnitee.




                            ARTICLE VIII: ARBITRATION

         Section 8.1 Appointment of Arbitrators. All disputes arising out of or connected with the subject matter of this Agreement are to be referred first to a committee of four (4) persons who shall meet in an attempt to resolve said dispute or open issue. The committee shall consist of two (2) persons appointed by the Company and two (2) persons appointed by Manager. If an agreement cannot be reached to resolve the dispute by the committee, the dispute or open issue will be resolved by binding arbitration. Any award of the arbitrators may be filed in a court of law as a final judgment. Any such arbitration shall be conducted in Denver, Colorado in accordance with the rules and regulations adopted by the American Arbitration Association. Either party may serve upon the other party a written notice of the dispute to be resolved pursuant to this
Article VIII. Within thirty (30) days after the giving of such notice, each of the parties hereto shall nominate and appoint an arbitrator and shall notify the other party in writing of the name and address of the arbitrator so chosen. Upon the appointment of the two (2) arbitrators as hereinabove provided, said two (2) arbitrators shall forthwith, within fifteen (15) days after the appointment of the second arbitrator, and before exchanging views as to the question at issue, appoint in writing a third arbitrator who shall be experienced in the operation of a gaming casino (the "Selected Arbitrator") and give written notice of such appointment to each of the parties hereto. In the event that the two (2) arbitrators shall fail to appoint or agree upon the Selected Arbitrator within said fifteen (15) day period, the Selected Arbitrator shall be selected by the parties themselves if they so agree upon such Selected Arbitrator within a further period of ten (10) days. If a Selected Arbitrator shall not be appointed or agreed upon within the time herein provided, then either party on behalf of both may request such appointment by the American Arbitration Association (or its successor or similar organization if the American Arbitration Association is no longer in existence). Said arbitrators shall be sworn faithfully and fairly to determine the question at issue. The arbitrators shall afford to the Company and Manager a hearing and the right to submit evidence, with the privilege of cross-examination, on the question at issue, and shall with all possible speed make their determination in writing and shall give notice to the parties hereto of such determination. The concurring determination of any two (2) of said three
(3) arbitrators shall be binding upon the parties, or, in case no two (2) of the arbitrators shall render a concurring determination, then the determination of the Selected Arbitrator shall be binding upon the parties hereto. Each party shall pay the fees of the arbitrator appointed by it, and the fees of the Selected Arbitrator shall be divided equally between the Company and Manager.

         Section 8.2 Inability to Act. In the event that an arbitrator appointed as aforesaid shall thereafter die or become unable or unwilling to act, his successor shall be appointed in the same manner provided in this Article VIII for the appointment of the arbitrator so dying or becoming unable or unwilling to act.

                               ARTICLE IX: NOTICES

         Notice given by a party under this Agreement shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) when three (3) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, or two (2) days have elapsed after its transmittal by nationally recognized air courier service; or (iii) when delivered by telephonic facsimile transmission (with a copy thereof so delivered by hand, mail or air courier if recipient does not acknowledge receipt of the transmission). Notices shall be sent to the addresses set forth below, or another as to which that party has given notice, in each case with a copy provided in the same manner and at the same time to the persons shown below if to the Company to:

                  Riviera Black Hawk, Inc.
                  444 Main Street
                  Black Hawk, Colorado  80422
                  Facsimile No:  (303) 582-5469

                  if to Manager to:

                  Riviera Gaming Management of Colorado, Inc.
                  c/o William L. Westerman
                  2901 Las Vegas Boulevard South
                  Las Vegas, Nevada 89109-1935
                  Facsimile No:  (702) 794-9277


         Any party may change the name and/or address by written notice given in each instance to the other parties.

                            ARTICLE X: MISCELLANEOUS

         Section 10.1 Colorado Gaming Control Act and Colorado Gaming Authorities. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be deemed to include all provisions required by the Colorado Gaming Control Act, as amended, and the regulations promulgated thereunder (the "Act"), and shall be conditioned upon the approval of the Colorado Gaming Authorities as required by the Act. To the extent that any term or provision contained in this Agreement shall be inconsistent with the Act, the provisions of the Act shall govern. All provisions of the Act, to the extent required by law to be included in this Agreement, are incorporated herein by reference as if fully restated in this Agreement.

         Section 10.2 Entire Agreement. This Agreement contains the entire understanding of the parties to this Agreement in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         Section 10.3 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all of the parties to this Agreement. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         Section 10.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties (including their respective officers, directors, employees, agents and Affiliates) and their respective heirs, executors, successors and assigns. No party to this Agreement shall have the right to assign this Agreement and its respective rights and obligations hereunder without the consent of each other party to this Agreement.

         Section 10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         Section 10.6 Terminology. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

         Section 10.7 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Colorado applicable to contracts executed and to be wholly performed within such State.

         Section 10.8 Severability. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be modified to the minimum extent necessary to comply with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected. If any provision is determined to be illegal, unenforceable, or void, which provision does not relate to any payments made hereunder and the payments made hereunder shall not be affected by such determination and this Agreement is capable of substantial performance, then such void provision shall be deemed rescinded and each provision not so affected shall be enforced to the extent permitted by law.

         Section 10.9 No Third Party Benefits. This Agreement is for the benefit of the parties hereto and their respective permitted successors and assigns. The parties neither intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto, nor shall any such third party have any rights hereunder.

         Section 10.10 Drafting Ambiguities. Each party to this Agreement and its counsel have had an opportunity to review and revise this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

         Section 10.11 Attorneys' Fees. Should either party institute an arbitration, action or proceeding to enforce any provisions hereof or for other relief due to an alleged breach of any provision of this Agreement, the prevailing party shall be entitled to receive from the other party all costs of the action or proceeding and reasonable attorneys' fees.

         Section 10.12 Limitations on Responsibilities of Manager. Manager shall use its best efforts to render the services contemplated by this Agreement in good faith to the Company, but notwithstanding anything to the contrary which may be expressed or implied in this Agreement, Manager hereby explicitly disclaims any and all warranties, express or implied, including but not limited to the success or profitability of the Casino. In the performance of the services contemplated by this Agreement, Manager shall not be liable to the Company for any acts or omissions in connection therewith, except acts or omissions which constitute a breach of the Manager Conduct Standard and then only to the extent of the Management Fees actually received by Manager.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by an authorized representative thereof, all as of the day and year first above written.

RIVIERA BLACK HAWK, INC.


By:      ______________________________
         Name:
         Title:

MANAGER:

RIVIERA GAMING OF COLORADO, INC.


By:      __________________________________
         Name:
         Title: